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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)

Pharmchem Laboratories, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

717133102
(CUSIP Number)

December 31, 1999
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/___/ Rule 13d-1(b)
/_XX/ Rule 13d-1(c)
/___/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98) Page 1 of 9

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CUSIP No. 717133102 Page 2 of 9 Pages

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1NAME OF REPORTING PERSONS
IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John D. Botti
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2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)/X/
(b)/ /
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3SEC USE ONLY

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4CITIZENSHIP OR PLACE OF ORGANIZATION

United States
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NUMBER OF 5 SOLE VOTING POWER
SHARES 0
BENEFICIALLY ---------------------------------------
OWNED BY 6 SHARED VOTING POWER
EACH 553,850
REPORTING ---------------------------------------
PERSON 7 SOLE DISPOSITIVE POWER
WITH 0
---------------------------------------
8 SHARED DISPOSITIVE POWER
553,850
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9AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
553,850
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10CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.6%
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12TYPE OF REPORTING PERSON (See Instructions)
IN
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CUSIP No. 717133102 Page 3 of 9 Pages

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1NAME OF REPORTING PERSONS
IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Donald S. Brown
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2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)/X/
(b)/ /
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3SEC USE ONLY

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4CITIZENSHIP OR PLACE OF ORGANIZATION

United States
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NUMBER OF 5 SOLE VOTING POWER
SHARES 0
BENEFICIALLY ---------------------------------------
OWNED BY 6 SHARED VOTING POWER
EACH 553,850
REPORTING ---------------------------------------
PERSON 7 SOLE DISPOSITIVE POWER
WITH 0
---------------------------------------
8 SHARED DISPOSITIVE POWER
553,850
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9AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
553,850
----------------------------------------------------------------
10CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.6%
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12TYPE OF REPORTING PERSON (See Instructions)
IN
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CUSIP No. 717133102 Page 4 of 9 Pages

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1NAME OF REPORTING PERSONS
IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Botti Brown Asset Management, LLC
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2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)/X/
(b)/ /
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3SEC USE ONLY

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4CITIZENSHIP OR PLACE OF ORGANIZATION

California
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NUMBER OF 5 SOLE VOTING POWER
SHARES 0
BENEFICIALLY ---------------------------------------
OWNED BY 6 SHARED VOTING POWER
EACH 553,850
REPORTING ---------------------------------------
PERSON 7 SOLE DISPOSITIVE POWER
WITH 0
---------------------------------------
8 SHARED DISPOSITIVE POWER
553,850
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9AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
553,850
----------------------------------------------------------------
10CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.6%
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12TYPE OF REPORTING PERSON (See Instructions)
IA
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CUSIP No. 717133102 Page 5 of 9 Pages

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1NAME OF REPORTING PERSONS
IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Spring Point Partners, L.P.
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2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)/X/
(b)/ /
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3SEC USE ONLY

----------------------------------------------------------------
4CITIZENSHIP OR PLACE OF ORGANIZATION

California
----------------------------------------------------------------
NUMBER OF 5 SOLE VOTING POWER
SHARES 0
BENEFICIALLY ---------------------------------------
OWNED BY 6 SHARED VOTING POWER
EACH 375,450
REPORTING ---------------------------------------
PERSON 7 SOLE DISPOSITIVE POWER
WITH 0
---------------------------------------
8 SHARED DISPOSITIVE POWER
375,450
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9AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
375,450
----------------------------------------------------------------
10CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.5%
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12TYPE OF REPORTING PERSON (See Instructions)
PN
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CUSIP No. 717133102 13G Page 6 of 9 Pages

ITEM 1.

(a) The name of the issuer is Pharmchem Laboratories, Inc. (the
"Issuer").

(b) The principal executive office of the Issuer is located at
1505A O'Brien Drive, Menlo Park, California 94025.

ITEM 2.

(a) The names of the persons filing this statement are John D. Botti
("Botti"), Donald S. Brown ("Brown"), Botti Brown Asset
Management, LLC ("BBAM"), and Spring Point Partners, L.P. ("Spring Point") (collectively, the "Filers").

(b) The principal business office of the Filers is located at
One Montgomery Street, Suite 3300, San Francisco, CA 94104

(c) See Item 4 of the cover sheet for each Filer.

(d) This statement relates to shares of common stock of the Issuer
(the "Stock").

(e) The CUSIP number of the Stock is 717133102.

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CUSIP No. 717133102 13G Page 7 of 9 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ___ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

(f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) XX Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

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CUSIP No. 717133102 13G Page 8 of 9 Pages

ITEM 4. OWNERSHIP

See Items 5-9 and 11 on the cover sheet for each Filer.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

BBAM is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Other than Spring Point, no individual client's holdings of the Stock are more than five percent of the class.

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CUSIP No. 717133102 13G Page 9 of 9 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

BBAM is a registered investment adviser and the general partner of Spring Point. Botti and Brown are the controlling members of BBAM.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:February 7, 2000

BOTTI BROWN ASSET MANAGEMENT, LLC

/s/ John D. Botti By: /s/ John D. Botti
John D. Botti John D. Botti, Manager

/s/ Donald S. Brown By: /s/ Donald S. Brown
Donald S. Brown Donald S. Brown, Manager

SPRING POINT PARTNERS, L.P.
By: Botti Brown Asset Management, LLC
General Partner

/s/ John D. Botti
John D. Botti, Manager

/s/ Donald S. Brown
Donald S. Brown, Manager

ETR/4571/002/1085687.01